UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 15, 2011
SEACOAST BANKING CORPORATION OF FLORIDA
(Exact name of registrant as specified in its charter)

Florida	001-13660	59-2260678

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

815 Colorado Avenue Stuart, Florida	34994

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (772) 287-4000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Series A Preferred Stock
On August 15, 2011, Seacoast Banking Corporation of Florida (the “Company”) paid to the United States Department of the Treasury (the “Treasury”) (i) the regularly scheduled quarterly dividend on the Company’s Series A Preferred Stock issued to the Treasury through the TARP — Capital Purchase Program and (ii) all previously deferred dividends and interest on the Series A Preferred Stock. The Company is now current on its payment obligations to the Treasury.
Trust Preferred Securities
On August 15, 2011, the Company notified the respective trustees for its outstanding trust preferred securities (SBCF Capital Trust I, SBCF Statutory Trust II and SBCF Statutory Trust III) that the Company will make all accrued and unpaid interest payments current as of the next applicable payment date. In furtherance of the foregoing, the Company has deposited with each respective trustee an amount that includes all accrued interest, along with the interest due and payable on the trust preferred securities for the upcoming interest payment date. The deposits, when paid by the trustees to investors, will bring the Company’s obligations current under the applicable agreements.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

99.1	Press Release, dated August 17, 2011, issued by Seacoast Banking Corporation of Florida.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOAST BANKING CORPORATION OF FLORIDA (Registrant)
Date: August 17, 2011	By:	/s/ Dennis S. Hudson, III
		Name:	Dennis S. Hudson, III
		Title:	Chairman and Chief Executive Officer